Exhibit 99.1

5835 Peachtree Corners East - Norcross, GA 30092
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Provides Update on PMA Application for LuViva®

Advanced Cervical Scan and Timing for Filing of CE Mark

Company to host conference call with investors on January 23 at 10 a.m. EST

NORCROSS, GA (January 20, 2012) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced that the company plans to seek an independent panel review of its Pre-market Approval (PMA) application for the LuViva® Advanced Cervical Scan from the U.S. Food and Drug Administration (FDA) after receiving a not-approvable letter from the agency. Meanwhile, the company plans to work with FDA to address the outstanding issues so that they can be successfully resolved.

The Company also announced that it plans to move forward with international sales of Luviva and imminently file for CE mark approval.

"We are disappointed that the FDA has issued a not-approvable letter after previously telling the company that a panel review of LuViva would not be necessary since the agency understood LuViva’s technology, it understood the clinical application and had also reviewed similar devices in the past,” said Mark L. Faupel, Ph.D., president and CEO of Guided Therapeutics. "Similar to the two most recent spectroscopy cancer diagnostic products approved by FDA after first receiving not-approvable letters, we plan on seeking a panel review in order to be granted approval.”

“The company plans to focus more on European and Asian regulatory approvals, while continuing to aggressively pursue approval in the U.S.,” said Dr. Faupel. “With the imminent filing of the CE mark, sales should begin in Europe in the second half of 2012. Based on initial agreements with distributors and the national healthcare structure of medicine in many overseas countries, we believe LuViva would likely be utilized in many institutions more focused on Pap test follow up. Therefore, we would expect that a greater percentage of international sales will come from high margin disposables. As a result of this sales mix, and the lower capital requirements for a launch outside the U.S., our path to breakeven is expected to come as early as 2013, sooner than if we had also initiated marketing in the U.S. this year.”

“In the meantime, our clinical trial data system, two of our clinical trial sites and one of our major suppliers has already undergone successful FDA audits and we will continue working with the agency on a path to approval,” said Dr. Faupel.

LuViva was awarded marketing approval for Canada in December, 2011 by Health Canada. Also in December, LuViva was selected by the National Cancer Institute as one of the agency’s successful investments for developing innovative products to fight cancer.

Conference Call Information

Guided Therapeutics will host a conference call at 10 a.m. EST on Monday, January 23, 2012, to discuss the FDA’s response. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call is also available by dialing (888) 569-5033 or for international callers (719) 457-2647.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until January 30, 2012 by dialing (877) 870-5176 or (858) 384-5517, and using pin number 4235585.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and measures how the light responds with spectroscopy. The light is analyzed for chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap or HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up - called a colposcopy examination - which in many cases involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

LuViva and wave logo are registered trademarks of Guided Therapeutics, Inc. "Early detection, better outcomes" is a trademark owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Contacts

Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241

Media: Katie Brazel, Fleishman-Hillard, 404-739-0150

Investors: Alison Ziegler, Cameron Associates, 212-554-5469